Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130055, 033-54959, 033-60005, 333-88786, 333-98913, 333-98915 and 333-109863 on Form S-8 of our report dated March 18, 2008, relating to the consolidated financial statements of Longs Drug Stores Corporation and subsidiaries and the effectiveness of Longs Drug Stores Corporation and subsidiaries’ internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting pronouncements), appearing in this Annual Report on Form 10-K of Longs Drug Stores Corporation for the year ended January 31, 2008.

/s/ DELOITTE & TOUCHE LLP

March 18, 2008